Exhibit 99.4



                                 NORTHSTAR BANK
                                 --------------

                                  AMENDMENT TO
                         2001 EMPLOYEE STOCK OPTION PLAN

        This Amendment to the 2001 Employee Stock Option Plan (the "Plan") of NorthStar Bank (the "Bank") is effective as of May 25, 2004.

                                    RECITALS
                                    --------

        A. The Plan currently authorizes the grant of up to 49,613 shares of the Bank's common stock as stock options (as adjusted for stock splits and dividends).

        B. In light of the expiration of the Bank's 1994 Employee Stock Option Plan and the completion in February, 2004, of a stock offering pursuant to which 84,145 additional shares of Bank stock were issued, the Bank's Board of Directors and shareholders have approved increasing the maximum number of shares to be granted under the Plan by 11,000 shares to a total of 60,613 shares.

                                    AMENDMENT
                                    ---------

1. Section 3.a of the Plan is hereby amended to read as follows:

        3.      Stock Subject to Options

                a. Number of Shares Reserved. The maximum number of shares which may be optioned and sold under this Plan is 60,613 shares of the Common Stock of the Bank (subject to adjustment as provided in subparagraph 6.k of this
                        Plan). During the term of this Plan, Bank will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of this Plan.

2. Except for the above amendment to Section 3(a) of the Plan, all other terms and conditions of the Plan remain unchanged and shall continue in full force and effect.

                                  CERTIFICATION
                                  -------------

        The undersigned authorized officer of the Bank hereby certifies that the above amendment was duly approved by the Bank's Board of Directors on April 12, 2004, and by the Bank's shareholders on May 25, 2004.

                                        NORTHSTAR BANK


                                        By /s/ Eric D. Jensen
                                           -------------------------------------
                                           Eric D. Jensen, Secretary

PROSPECTUS
----------

                         Frontier Financial Corporation
                    NorthStar Bank Employee Stock Option Plan
                 NorthStar Bank 1994 Employee Stock Option Plan
             NorthStar Bank Director Nonqualified Stock Option Plan

The shares of common stock have been registered with the Securities and Exchange Commission (the "Commission") and are authorized to be issued by Frontier Financial Corporation ("Frontier" or the "Company") to selected individuals pursuant to and as provided in the NorthStar Bank Employee Stock Option Plan, the NorthStar Bank 1994 Employee Stock Option Plan, and the NorthStar Bank Director Nonqualified Stock Option Plan (the "Plans").

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this prospectus; and any information or representation not contained herein must not be relied upon as having been authorized by Frontier Financial Corporation or its subsidiary, Frontier Bank. This prospectus is intended solely for former employees, officers, and directors of NorthStar Financial Corporation or NorthStar Bank (collectively "NorthStar") who have been granted options pursuant to the Plans. This prospectus constitutes Part I of the registration statement filed with the Commission ("S-8 Registration Statement").

                 The date of this prospectus is March 14, 2006.

                                     PART I

ITEM 1: INFORMATION REGARDING THE PLANS

(a) General Information

    Pursuant to the terms and conditions of the Agreement and Plans of Mergers between Frontier and NorthStar dated September 12, 2005, Frontier has assumed the options previously granted under the Plans. Following the merger, each option granted by NorthStar to purchase shares of its common stock that was outstanding and unexercised was converted into an option to purchase Frontier common stock (based on an exchange ratio of 1.754 shares of Frontier common stock for each share of NorthStar common stock covered by an option) on the same terms and conditions under the Plans as were in effect prior to the merger. The exchange ratio reflects the agreed values of Frontier's common stock and NorthStar's common stock at the time of the merger. Frontier Financial Corporation is the name of the registrant whose securities are to be offered under the Plans. Frontier does not intend to issue any further options under the Plans.

    In assuming the options, Frontier is continuing the underlying purpose of the Plans by providing an incentive and reward for those formerly affiliated with NorthStar who may now be contributing to the operating progress and success of Frontier. Incentive stock options were granted under the NorthStar Bank Employee Stock Option Plan and the NorthStar Bank 1994 Employee Stock Option Plan, and nonqualified options were granted under the NorthStar Bank Director Nonqualified Stock Option Plan.

    The Plans are not qualified pension, profit-sharing, or stock bonus Plans under Section 401(a) of the Internal Revenue Code and are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

    Each option granted under the Plans is evidenced by a written agreement between NorthStar and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plans. The options issued under the Plans will be administered by the Board of Directors of Frontier Financial Corporation or its committee appointed to administer the Frontier Financial Corporation 2001 Stock Award (the "Administrator"). The Administrator has the authority to interpret the options granted and prescribe, amend, and rescind rules and regulations relating to the options. Additional information about the Plans may be obtained by contacting Frontier at the address or phone number set forth in this prospectus. Participants are also strongly urged to consult their individual option agreements for a more complete understanding of their rights under the Plans described in this prospectus.

(b) Securities to be Offered

    Shares of Frontier common stock, no par value, are registered under Section 12 of the Securities Exchange Act of 1934 and are traded on the National

    Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the ticker symbol "FTBK."

    On the date of the merger, there were options outstanding to purchase 51,064 shares of NorthStar common stock under the NorthStar Bank Employee Stock
    Option Plan, 23,368 shares under the NorthStar Bank 1994 Employee Stock Option Plan, and 10,175 shares under the NorthStar Bank Director Nonqualified Stock Option Plan. Pursuant to the merger agreement, all such options were converted into options to purchase Frontier common stock (based on an exchange ratio of 1.754 shares of Frontier common stock for each share of NorthStar common stock), resulting in the reservation of 89,566 shares of Frontier common stock for issuance under the NorthStar Bank Employee Stock Option Plan, 40,987 shares under the NorthStar Bank 1994 Employee Stock Option Plan, and 17,846 shares under the NorthStar Bank Director
    Nonqualified Stock Option Plan. Generally, any change in the number of shares of Frontier common stock issued and outstanding after the merger as a result of a stock split, stock dividend, recapitalization, or similar transaction will result in a proportional adjustment of the number of shares and exercise price of an option. No additional options will be granted pursuant to the Plans.

(c) Purchase of Securities Pursuant to the Plans and Payment for Securities Offered

    The exercise price for shares of Frontier common stock acquired by optionees under the Plans is determined by dividing the original exercise price for NorthStar common stock by the exchange ratio described above, so that the aggregate exercise price and the fair market value of the shares subject to each option remains the same, before and after the merger and the conversion of the shares. For example, if a former employee of NorthStar held an option to purchase 100 shares of NorthStar common stock under one of the Plans, at an exercise price of $5.00 per share, he or she would now have an option to purchase 175 shares of Frontier common stock (the original 100 shares subject to the option multiplied by 1.754 and rounded up or down to the nearest whole share) at an exercise price of $2.85 per share (the original exercise price of $5.00 per share divided by 1.754 and rounded up or down to the nearest cent).

    Optionees who desire to exercise an option under the Plans must notify the Administrator in writing, specifying the number of shares to be acquired and accompanied by payment in full of the aggregate exercise price.

    The securities subject to the Plans are authorized and unissued shares of common stock of Frontier. No commissions or other fees will be charged in connection with the purchase of Frontier common stock under the Plans.

(d) Resale Restrictions

    The common stock offered through the Plans has been registered with the Securities and Exchange Commission ("SEC"). Participants who are not "affiliates" of the Company (and who were not affiliates during the three months preceding sale) may from time to time sell common stock purchased pursuant to the exercise of options granted under the Plans. An "affiliate" is defined in Rule 144 of the Securities Act as a person controlling, controlled by, or under common control with the Company, and typically includes directors, executive officers, and 10% shareholders of the Company and their immediate family members. Such sales shall be at prices prevailing at the time of sale, with the sellers paying brokerage commissions and applicable transfer taxes, or such sales may be made in negotiated transactions or otherwise. This prospectus is not available for reoffers or resales of securities acquired hereunder by affiliates of the Company, and such reoffers or resales may be made only pursuant to a S-8 Registration Statement under the Securities Act or pursuant to Rule 144 or another exemption from registration thereunder.

    Affiliates also may be liable to the Company, pursuant to Section 16(b) of the Exchange Act, for amounts realized on the purchase and sale or sale and purchase of any shares of common stock within any period of less than six
    (6) months. Affiliates should consult counsel for additional information regarding these limitations on purchase and sale of their shares of common stock.

(e) Tax Effects of Plans Participation

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of exercising your options and does not attempt to describe all possible federal or other tax consequences of exercising your options or tax consequences based on particular circumstances. The discussion under "Incentive Stock Options" applies to the options issued under the NorthStar Bank Employee Stock Option Plan and the NorthStar Bank 1994 Employee Stock Option Plan, and the discussion under "Nonqualified Stock Options" applies to the options issued under the NorthStar Bank Director Nonqualified Stock Option Plan. You should consult your own tax advisor with respect to the federal, state, and local tax consequences of exercising an option.

    Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Internal Revenue Code (the "Code"). Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Frontier will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Frontier for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than one year. No tax deduction is available to Frontier with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. Frontier generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

    Withholding Taxes. Frontier has the right to require the optionee to pay the amount of any taxes which Frontier is required to withhold with respect to the exercise of an option, or to retain or sell a number of such shares sufficient to cover the amount required to be withheld.

(f) Withdrawal from the Plans; Assignment of Interest; Termination

    Options cannot be assigned or otherwise transferred by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

    Generally, incentive stock options remain exercisable for three months and nonqualified stock options remain exercisable for six months following an optionee's termination of service with NorthStar or Frontier and their subsidiaries, unless such termination results from the optionee's death or disability, in which case the option will remain exercisable for twelve months following the optionee's termination of service; provided that, in any event, the option must be exercised no later than the expiration date (typically five to ten years from the date of grant) stated in the individual option agreement.

    No additional options will be granted pursuant to the Plans.

ITEM 2: REGISTRATION INFORMATION AND ANNUAL INFORMATION REGARDING THE PLANS

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006-1506.

Upon oral or written request, the Company will provide without charge to each person to whom this prospectus is delivered a copy of any and all of the following information that has been incorporated by reference in this prospectus and in the S-8 Registration Statement relating to the shares offered in this prospectus (not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference into the information that the S-8 Registration Statement incorporates):

    (a) Annual report on Form 10-K for the fiscal year ended December 31, 2005;

    (b) Current reports on Form 8-K dated February 2, 2006 and January 24, 2006;

    (c) The description of registrant's common shares which is contained in the registrant statement on Form 8-A of the Registrant filed on March 31, 1987, pursuant to the Exchange Act, and the Form S-8 filed March 31, 1987; and

    (d) All documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference.

In addition, upon oral or written request, the Company will provide without charge to each person to whom this prospectus is delivered: (i) a copy of all documents containing updated plan information that then constitutes part of this prospectus, (ii) a copy of the Company's Annual Report on Form 10-K or Annual Report to Shareholders for its latest fiscal year, (iii) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements, and (iv) to those Plan participants who do not otherwise receive such material, all reports, proxy statements, and other communications distributed to security holders generally.

Requests for such information and additional information about the Plans and its Administrator may be obtained by contacting the Chief Financial Officer or the Corporate Secretary of the Company by mail at 332 S.W. Everett Mall Way, P.O. Box 2215, Everett, Washington 98203, (425) 514-0700.

ANNUAL REPORT

A copy of the Company's most recent Annual Report to Shareholders is delivered with this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Frontier since the date hereof.

                                 LAW OFFICES OF
                             KELLER ROHRBACK L.L.P.
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]







                                March _____, 2006


John J. Dickson, CEO
Frontier Financial Corporation
332 S.W. Everett Mall Way
P. O. Box 2215
Everett, WA 98203

        Re:     S-8 Prospectus

Dear John:

        Attached is the S-8 Prospectus completed for the NorthStar Bank Employee Stock Option Plan, the NorthStar Bank 1994 Employee Stock Option Plan and the NorthStar Bank Director Nonqualified Stock Option Plan, assumed by Frontier following the acquisition of NorthStar Financial Corporation

        This Prospectus is not required to be filed with the Securities and Exchange Commission, but must be sent or given to all persons with unexpired options under the Plans.

        There are two important guidelines to follow with respect to this Prospectus. First, it is important to establish and maintain a file with proof of mailing or delivery of the Prospectus. These documents should be retained for five years. Second, when distributing the Prospectus, include the attached cover letter and a copy of your most recent annual report.

                                        Very truly yours,



                                        Thomas A. Sterken
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Attachment
cc: Carol E. Wheeler

                   [FRONTIER FINANCIAL CORPORATION LETTERHEAD]



                                March _____, 2006



To:     Participants in the NorthStar Financial Corporation Stock Option Plans

Dear Participants:

        Enclosed is a document, called a Prospectus, describing your participation in the NorthStar Bank Employee Stock Option Plan, the NorthStar Bank 1994 Employee Stock Option Plan and the NorthStar Bank Director Nonqualified Stock Option Plan of NorthStar Financial Corporation ("NorthStar") (the "Plans").

        When Frontier Financial Corporation and NorthStar Financial Corporation merged recently, Frontier agreed to assume the options previously granted under the Plans. The merger agreement provides that each option granted by NorthStar that was outstanding and unexercised at the time of merger was converted into an option to purchase Frontier common stock (based on an exchange ratio of 1.754 shares of Frontier common stock for each share of NorthStar common stock) on the same terms and conditions under the Plans as were in effect prior to the merger.

        For a complete understanding of your participation under the Plans, please read the attached materials carefully. If you have any questions regarding the Plans, contact a representative at the address or phone number listed in the attached Prospectus.

                                        Very truly yours,



                                        John J. Dickson
                                        President and Chief Executive Officer


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